Exhibit 99.1

Pfizer Inc. Recommends Rejection of Unsolicited Note Tender Offer by Huguenot Bond Liquidity, LLC

NEW YORK, N.Y., May 22, 2020 – Pfizer Inc. (NYSE: PFE) today announced that it and Wyeth recommend rejection of the unsolicited tender offer made by Huguenot Bond Liquidity, LLC (“Offeror”) on May 11, 2020 (as amended and restated on May 21, 2020) to purchase up to $162.5 million principal amount of Pfizer’s outstanding 7.200% notes due 2039 (the “Pfizer Notes”) and up to $130.0 million principal amount of Wyeth’s 5.950% notes due 2037 (the “Wyeth Notes” and together with the Pfizer Notes, the “Notes”). Wyeth is a wholly-owned subsidiary of Pfizer. Pfizer and Wyeth do not endorse Offeror’s unsolicited tender offer, and neither Pfizer nor Wyeth is affiliated or associated with the Offeror, the tender offer or the offer documentation. The Offeror did not inform Pfizer of the tender offer, and Pfizer only became aware of the offer through a third party source. Further, there is no disclosure of information regarding the Offeror or any indication as to a source of financing for the offer in the offer documentation.

Pfizer arrived at this position after considering all of the facts and circumstances surrounding the Offeror’s unsolicited tender offer. In particular, Pfizer believes that the tender offer is not in the best interest of the holders of the Notes for the following reasons, among others:

•

the applicable tender consideration offered by the Offeror, as calculated using a reference date of May 21, 2020, is approximately 7% lower than the last trade price of $166 per $100 principal amount of notes for the Pfizer Notes and approximately 8% lower than the last trade price of $145 per $100 principal amount of notes for the Wyeth Notes, in each case on May 21, 2020, the last business day prior to the issuance of this press release;

•	the tender consideration is variable and is based on a benchmark security that may trade based on factors independent of those that may affect the trading prices of the Notes; and

•

the consummation of the offer is subject to a number of conditions and Offeror has retained a right to terminate the tender offer if any of these conditions are not satisfied or, in its absolute discretion, at any time and for any reason, reducing the likelihood that the offer will be consummated.

The announcements contained in this press release were made pursuant to Pfizer and Wyeth’s obligations under Rule 14e-2 under the Securities Exchange Act of 1934. Pfizer and Wyeth are not taking a position on whether the unsolicited tender offer is being made in accordance with United States federal securities laws, including the applicable rules and regulations issued by the Securities and Exchange Commission.

Pfizer urges investors to obtain current market quotations for their Notes, to consult with their broker or financial advisor and to exercise caution with respect to the Offeror’s offer. Pfizer recommends that noteholders who have not responded to the Offeror’s offer take no action. Holders of Notes who have already tendered their Notes may withdraw them at any time prior to May 26, 2020, in accordance with the Offeror’s offering documents. The tender offer is currently scheduled to expire at 5:00 pm New York City time on Tuesday, June 9, 2020.

Pfizer requests that a copy of this news release be included with all distributions of materials relating to the Offeror’s offer related to the Notes.

About Pfizer: Breakthroughs That Change Patients’ Lives

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.